Exhibit 5.1

São Paulo, January 17, 2017

Fibria Celulose S.A.
Rua Fidêncio Ramos, 302, 4th floor

São Paulo, SP, Brazil

CEP 04551-010

Fibria Overseas Finance Limited
190 Elgin Avenue,  George Town,

Grand Cayman, KY1-9005, Cayman Islands

Fibria Celulose S.A.
Fibria Overseas Finance Limited
Registration Statement — Form F-3

Ladies and Gentlemen:

1.                           We have acted as special Brazilian counsel to Fibria Overseas Finance LTD. (“Issuer”) and Fibria Celulose S.A.  (“Guarantor”) in connection with the issuance and sale, pursuant to a registration statement on Form F-3 filed with the United States Securities and Exchange Commission (“SEC”) of US$ 700,000,000 5.500% Notes due 2027 by the Issuer and guaranteed by the Guarantor.

2.                           In such capacity, we have examined the documents listed below and all other documents as we have considered necessary or desirable for the rendering of the opinions contained herein, as described and defined in Schedule 1 and below:

2.1.                  copy of the Underwriting Agreement;

2.2.                  copy of the Indenture and the Second Supplemental Indenture;

2.3.                  copy of the form of Global Notes (as defined in the Second Supplemental Indenture) relating to the Notes, including the Guarantee thereof;

2.4.                  copy of the Service of Process Agreement;

2.5.                  copy of the Registration Statement;

2.6.                  copy of the Accompanying Prospectus;

2.7.                  copy of the Preliminary Prospectus Supplement;

2.8.                  copy of the Final Prospectus Supplement;

2.9.                  copy of the Guarantor’s by-laws (Estatuto Social), approved by the Quotaholders’ meeting held on April 28, 2015, duly filed on June 26, 2015, with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo — JUCESP) under the No. 275.150/15-0; and

2.10.          copy of the Board of Directors Meeting that elects the current directors of the Guarantor, held on September 1, 2016, duly filed on September 28, 2016, with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo — JUCESP) under the No. 427.379/16-7.

3.                           The documents referred to in items 2.12 to 2.4 above are referred herein to as the “Transaction Documents”.

4.                           Capitalized terms used, but not defined herein, have the same meanings, ascribed to them in the Registration Statement and/or the Transaction Documents, as the case may be.

5.                           References in this opinion to “Specified Transactions” are to:

5.1.                 the execution and delivery of the Transaction Documents by the Guarantor and the performance of the Guarantor of its obligations under the Transaction Documents;

5.2.                 the taking of all other action and the doing of all other things provided for in, or contemplated by, the Transaction Documents or otherwise necessary or desirable in connection therewith.

6.                           In such examination, we have assumed, without any independent investigation or verification of any kind, the following assumptions:

6.1.                 that all documents submitted to us as copies or specimen documents are authentic and conform to their originals;

6.2.                 that all documents submitted to us as originals are authentic;

6.3.                 that the Transaction Documents have been validly authorized, executed and delivered by all of the parties thereto (other than the Guarantor);

6.4.                 the Transaction Documents are valid, binding and enforceable under the laws of the respective relevant jurisdictions, other than Brazil, and that the Transaction Documents constitutes a valid and binding obligation of each party to it (other than the Guarantor), duly executed by it (other than the Guarantor);

6.5.                 that each of the parties to the Transaction Documents (other than the Guarantor) is duly organized and established under the laws of the jurisdiction of its respective incorporation at the date of execution of the Transaction Documents;

6.6.                 that the Transaction Documents were duly executed by each person expressed to be party to it (other than the Guarantor);

6.7.                 that there are no documents, agreements or arrangements involving any of the parties to the Transaction Documents, other than the Transaction Documents, that may in any way affect the opinions expressed herein;

6.8.                 the documents and information submitted to us are genuine, consistent, correct and sufficient and represent all material documents and information in connection with the transactions provided for in the Transaction Documents and no material document or information has been omitted from us; and

6.9.                 the choice of the laws of the State of New York as the governing law of the Transaction Documents is valid, binding and enforceable under the laws of all other relevant jurisdictions (other than Brazil).

7.                            We express no opinion as to any laws other than the laws of Brazil as in effect on the date of this opinion letter and we have assumed that there is nothing in any other law that affects our opinions. In particular, we have made no independent investigation of the laws of the Cayman Islands and the State of New York as a basis for the opinion stated herein and do not express or imply any opinion to such laws.  We are qualified to practice law in Brazil and the opinions stated herein relate only to the laws of Brazil as in force at the date hereof.

8.                            Based upon the foregoing, and subject to the assumptions and qualifications herein contained, we are of the opinion that:

8.1.                 the Guarantor is a corporation (sociedade anônima) duly organized and validly existing under the laws of Brazil, with full power to own, lease and operate its properties and conduct its business as described in the Prospectuses;

8.2.                 the Guarantor has the right, power and authority to execute, deliver and perform (as applicable) the Specified Transactions to which it is a party;

8.3.                 the Guarantor has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Transaction Documents. Each of the Transaction Documents to which the Guarantor is a party has been duly authorized, executed and delivered by the Guarantor and constitutes a valid and legally binding agreement of the Guarantor enforceable in accordance with its terms, except as stated in item 9.1. below; and

8.4.                 all actions, conditions and things required by the laws of, or any regulatory authority in, Brazil to be taken, fulfilled and done (including obtaining of any necessary approval, authorization, exemption, license or permission and the making of any necessary filing, recording or registration) and no consent, approval, authorization of, or filing, registration or qualification with the Central Bank of Brazil or any Brazilian government, governmental agency or body, or court in Brazil is required, in order:

8.4.1           to enable the Guarantor to carry out the Specified Transactions;

8.4.2           to ensure that the obligations of the Guarantor under the Transaction Documents are legally binding and enforceable; and

8.4.3           to make the Transaction Documents admissible in evidence in the courts of Brazil;

have been taken, fulfilled and done, except for: (i) authentication of the Transaction Documents by the competent Brazilian consulate or apostilled by the competent authority of the respective country of origin of the instrument after notarized, if applicable; and (ii) the registration of the Transaction Documents together with its respective sworn translation into Portuguese language with the appropriate Registry of Deeds and Documents, which registration can be made at any time for judicial enforcement thereof in Brazil.

9.                           The foregoing opinions are subject to the following comments and qualifications:

9.1                    enforcement may be limited by: (i) bankruptcy, insolvency, fraudulent transfer, judicial and out-of-court reorganization proceedings, moratorium, liquidation, liens with priority and other laws of general application relating to or affecting the rights of creditors, and by concepts such as social goal of agreements, materiality, reasonableness, good faith and fair dealing; and (ii) unavailability of specific performance and summary judgment (processo executivo);

9.2                     in the case of any proceeding instituted against the Guarantor, service of process upon the Guarantor, if made in Brazil, must be effected in accordance with Brazilian law;

9.3                     in case of proceedings instituted against the Guarantor in Brazil, certain court costs and deposits to guarantee judgment may be due; and

9.4                     the principles of Brazilian law that govern the nullity of the acts and obligations are considered principles of public policy and cannot be altered or waived by the parties thereto.  Under Brazilian law, a guarantee is considered an accessory obligation to the underlying or principal obligation and Brazilian law establishes that the nullity of the principal obligation causes the nullity of the accessory obligation.  Therefore, a judgment obtained in a court outside Brazil against a guarantor for enforcement of a guarantee in respect of obligations that have been considered null, may not be confirmed by the Superior Court of Justice of Brazil.

10.                     We express no opinion as to the validity or enforceability of contractual provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence or willful or unlawful conduct (culpa or dolo). Enforcement of indemnification and contribution provisions may be limited by considerations of public policy.

11.                     We express no opinion regarding any provision of any Specified Transaction that purports to create security interests on assets located in Brazil governed by laws of any other jurisdiction other than Brazil.

12.                     We express no opinion as to any agreement, instrument or other document other than as specified in this opinion letter.  This opinion letter is also given on the basis that we undertake no responsibility to notify any addressee of this opinion letter of any change in the laws of Brazil after the date of this opinion letter.

13.                     In rendering the opinions set forth herein, we note that any conclusion on any particular issue is not a guarantee or prediction of what a court would hold, but, rather, sets forth our conclusions as to what should be the proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

14.                     This letter may be filed with SEC as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the headings “Validity of the Securities” and “Legal Matters,” as applicable, as counsel for the Issuer and Guarantor, who have passed on the validity of the Notes and the Guarantee being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.  We assume no obligation to advise you or any other person, or to make any investigation, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours faithfully,

/s/ Luís Ambrosio	/s/ Helen Naves

Luís Ambrosio

TRENCH, ROSSI E WATANABE ADVOGADOS

Rua Arquiteto Olavo Redig de Campos, 105, Tower A, EZ Towers, São Paulo/SP, Brazil

SCHEDULE 1

List of documents reviewed:

1.                            copy of the Underwriting Agreement, dated as of January 11, 2017, entered into by and among the Issuer, the Guarantor, BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., MUFG Securities Americas Inc., Natixis Securities Americas LLC and Scotia Capital (USA) Inc. (the “Underwriters”), whereby the Underwriters have agreed to purchase the notes issued by the Issuer, of US$ 700,000,000 5.500% Notes due 2027, which will be guaranteed by the Guarantor, (“Underwriting Agreement”, “Notes”, and “Guarantee” respectively);

2.                            copy of the Base Indenture, dated as of May 12, 2014, entered into by and among the Issuer, the Guarantor and Deustche Bank Trust Company Americas, in its capacity as trustee (the “Trustee”) (“Base Indenture” and as supplemented by the Second Supplemental Indenture (as defined below), the “Indenture”);

3.                            a copy of the Second Supplemental Indenture relating to the Notes (together with the Guarantee, the “Securities”) dated as of January 17, 2017, entered into by and among the Issuer, the Guarantor and the Trustee (the “Second Supplemental Indenture”),

4.                            the registration statement on Form F-3, as filed on May 12, 2014 (the “Registration Statement”), when it became effective, as filed with the US Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended;

5.                            copy of the Preliminary Prospectus Supplement, dated as of January 4, 2017 (the “Preliminary Prospectus Supplement”), and the Final Prospectus Supplement dated as of January 11, 2017 (the “Final Prospectus Supplement”, along with the Preliminary Prospectus Supplement and the Final Prospectus Supplement, the “Prospectuses”), prepared by the Issuer and the Guarantor;

6.                            the agreement dated as of January 11, 2017 appointing National Corporate Research, Ltd. (“NCR”) as the authorized agent for service of process for the Guarantor and the Issuer for the purpose of the Second Supplemental Indenture and the Underwriting Agreement (the “Service of Process Agreement”);

7.                            copy of the Guarantor’s by-laws (Estatuto Social), approved by the Quotaholders’ Meeting held on April 28, 2015, duly filed on June 26, 2015, with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo — JUCESP) under the No. 275.150/15-0; and

8.                            copy of the Board of Directors Meeting that elects the current directors of the Guarantor, held on September 1, 2016, duly filed on September 28, 2016, with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo — JUCESP) under the No. 427.379/16-7.